Back to Form 8-K
Exhibit 99.1

WELLCARE REPORTS SECOND QUARTER 2015 RESULTS

Company Increases 2015 Full-year guidance

TAMPA, Fla. (Aug. 5, 2015) – WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the quarter ended June 30, 2015. As determined under generally accepted accounting principles (GAAP), net income for the second quarter of 2015 was $51.7 million, or $1.17 per diluted share. Adjusted net income for the second quarter of 2015 was $59.5 million, or $1.34 per diluted share.

“We are pleased with our strong performance in the second quarter of 2015, which reflects our focus on disciplined execution and delivering consistent results,” said Kenneth A. Burdick, WellCare’s chief executive officer. “As a result of this performance and our confidence for the remainder of the year, we are raising our 2015 adjusted earnings per diluted share guidance to a range of $3.30 to $3.45.”

Key Metric	2Q15
Adjusted earnings per diluted share*	$1.34

Premium Revenue* ($ millions)	$3,404.4

Segment Premium Revenue ($ millions):
Medicaid Health Plans*	$2,176.8
Medicare Health Plans	$992.6
Medicare Prescription Drug Plans (PDP)	$235.0

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans*	88.8%
Medicare Health Plans	86.4%
Medicare Prescription Drug Plans	79.2%

Adjusted selling, general and administrative (SG&A) ratio*	7.3%

     *Refer to the basis of presentation for a discussion of non-GAAP financial measures.

Highlights from the quarter include:

•	Medicaid Health Plans membership grew to approximately 2.4 million members at June 30, 2015, an increase of 233,000 members from June 30, 2014, and 43,000 members from March 31, 2015.

•	Premium revenue increased 10.3 percent compared with the second quarter of 2014, primarily as a result of membership growth in the company’s Medicaid Health Plans segment.

•	The adjusted Medicaid Health Plans MBR of 88.8 percent improved 470 basis points compared with the second quarter of 2014 and 130 basis points compared with the first quarter of 2015.

•
The Medicare Health Plans MBR of 86.4 percent improved 190 basis points compared with the second quarter of 2014, reflecting better performance as a result of bid actions for the Medicare 2015 plan year.

•
The Medicare PDP MBR improved from 92.6 percent in the second quarter of 2014 to 79.2 percent in the second quarter of 2015 as a result of bid positioning for the 2015 plan year and the effect of improved pharmacy rebate management.

•
The New York State Department of Health renewed WellCare of New York’s contract to continue serving New York’s Medicaid Managed Care program across 11 counties. The new contract runs through February 2019 and does not require annual renewals.

•
WellCare of Kentucky was selected to continue serving Medicaid recipients participating in the Commonwealth’s Medicaid Managed Care program. The new one-year contract begins July 1, 2015, and has four additional one-year renewal options.

•
WellCare’s Staywell Health Plan was selected by the Florida Healthy Kids Corporation (“FHKC”) to continue providing managed care services for children as part of the Florida Healthy Kids program in nine regions, including Pensacola, Tallahassee, Gainesville, Jacksonville, Fort Lauderdale, Fort Myers and Miami metropolitan areas. Pending execution, the two-year contract will begin on Oct. 1, 2015, and may be extended for two additional one-year terms at FHKC’s discretion.

•
On July 1, 2015, WellCare completed the sale of Sterling Life Insurance Company (“Sterling”), the Medicare supplement business that the company acquired as part of the Windsor Health Group transaction in January 2014.

•	On June 1, 2015, WellCare successfully completed the issuance of an additional $300 million aggregate principal amount of the company’s 5.75% senior unsecured notes due 2020.

Consolidated Operations Results

GAAP net income for the second quarter of 2015 was $51.7 million, or $1.17 per diluted share, compared with a GAAP net loss of $7.5 million, or $0.17 per diluted share, for the second quarter of 2014.

Adjusted net income for the second quarter of 2015 was $59.5 million, or $1.34 per diluted share, compared with an adjusted net loss of $3.1 million, or $0.07 per diluted share, for the second quarter of 2014. The year-over-year improvement in adjusted net income is the result of operating improvement in all three of the company’s business segments, with significant improvement in the Medicaid Health Plans and Medicare Prescription Drug Plans segments.

Premium revenue for the second quarter of 2015 increased 10.3 percent year over year to $3.4 billion primarily as a result of Medicaid membership growth and changes in membership mix.

GAAP SG&A expense was $255.5 million in the second quarter of 2015 compared with $228.9 million for the same period in 2014. Adjusted SG&A expense was $247.8 million in the second quarter of 2015, an increase of 13 percent from $219.9 million in the second quarter of 2014. The increase was driven primarily by increased membership.

The adjusted SG&A ratio was 7.3 percent in the second quarter of 2015 compared with 7.1 percent for the same period in 2014.

Medicaid Health Plans Segment Results

The company’s Medicaid Health Plans segment membership increased by 233,000, or 10.8 percent year over year, to 2.4 million members as of June 30, 2015. The increase resulted primarily from membership growth in Florida, Illinois, and Kentucky and the inclusion of membership from the company’s New Jersey acquisition that was completed on July 1, 2014. The company also noted that its Medicaid Health Plans segment membership grew 1.8 percent sequentially from March 31, 2015, reflecting growth in most of its Medicaid states.

Medicaid Health Plans segment premium revenue was $2.2 billion for the second quarter of 2015, an increase of 20.1 percent year over year, and was driven by the increase in membership and changes in the demographic mix of membership.

The Medicaid Health Plans segment MBR was 88.8 percent for the second quarter of 2015, an improvement of 470 basis points from the second quarter of 2014 and 130 basis points sequentially. The year-over-year improvement was primarily the result of better operating performance in most of the company’s markets. Sequentially, the MBR improved due primarily to better execution and operating performance across the segment.

Medicare Health Plans Segment Results

The company’s Medicare Health Plans segment membership as of June 30, 2015, decreased by 1.8 percent year over year to 388,000 members. The decrease was primarily the result of Medicare bid positioning for 2015. In addition, the company noted that as of June 30, 2015, membership in its Medicare Advantage Health Plans segment grew 2.0 percent sequentially from March 31, 2015.

Segment premium revenue in the second quarter of 2015 grew 1.5 percent year over year to $992.6 million. The increase was the result of 2015 bid results and higher premium yields.

The Medicare Health Plans segment MBR in the second quarter of 2015 was 86.4 percent, an improvement of 190 basis points compared with the second quarter of 2014 and 70 basis points compared with the first quarter of 2015, reflecting improved operating performance as a result of bid actions for the 2015 plan year.

Medicare Prescription Drug Plans (PDP) Segment Results

The company’s Medicare PDP segment produced substantial improvement in the second quarter of 2015 compared with the second quarter of 2014, primarily driven by its 2015 bid strategy, operational execution and improved pharmacy rebate management.

The Medicare PDP segment MBR in the second quarter of 2015 was 79.2 percent, a decrease from 92.6 percent in the second quarter of 2014 and 99.5 percent in the first quarter of 2015. The year-over-year decrease resulted from bid actions for the 2015 plan year and the effect from the improved rebate contract. The sequential improvement was primarily driven by the seasonality of the PDP benefit design.

The company’s Medicare PDP segment membership as of June 30, 2015, decreased 273,000 year over year, or 20.7 percent, to approximately 1.05 million members. The year-over-year decline in membership was primarily the result of the 2015 bid and was in-line with the company’s expectations.

Premium revenue for the second quarter of 2015 was $235.0 million, a 20.9 percent decrease from the second quarter of 2014. The decrease was primarily due to the decline in membership resulting from the outcome of the 2015 Medicare PDP bids.

Operating Cash Flow and Financial Condition

Net cash provided by operating activities was $25.2 million for the three months ended June 30, 2015, compared with net cash used in operating activities of $232.7 million for the three months ended June 30, 2014.

For the six months ended June 30, 2015, net cash used in operating activities was $74.7 million compared with net cash used in operating activities of $246.6 million for six months ended June 30, 2014. The improvement in operating cash flow was primarily the result of improved year-over-year operating performance in all segments.

As of June 30, 2015, unregulated cash and investments were approximately $369.9 million compared with $92.6 million as of March 31, 2015. The increase was primarily the result of the additional $300 million senior notes issuance that the company completed in June 2015.

Days in claims payable (DCP) was 43 days as of June 30, 2015, compared with 43 days as of March 31, 2015, and 44 days as of June 30, 2014.

2015 Financial Outlook

WellCare is updating its full-year 2015 adjusted earnings per diluted share guidance to a range of $3.30 to $3.45 from a range of $3.15 to $3.40 per diluted share.

The following table provides guidance ranges for specific financial metrics.

Guidance Metric	2015 Guidance as of August 5, 2015	2015 Guidance as of May 6, 2015

Segment premium revenue:
Medicaid Health Plans(1)	$8.65B to $8.75B	$8.5B to $8.7B
Medicare Health Plans	$3.9B to $4.0B	$3.95B to $4.05B
Medicare PDP	$950M to $1.0B	$1.0B to $1.1B
Premium revenue(1)	$13.5B to $13.75B	$13.5B to $13.8B

Segment MBR:
Medicaid Health Plans(1)	89.75% to 90.25%	89.5% to 90.5%
Medicare Health Plans	86.50% to 87.00%	85.5% to 86.5%
Medicare PDP	81.75% to 82.25%	84.0% to 85.0%

Investment & other income	$13M to $16M	$15M to $20M
Adjusted SG&A ratio(1)(2)	7.7% to 7.8%	7.9% to 8.0%
ACA industry fee expense	$229M to $231M	$230M to $235M
Depreciation and amortization	$71M to $73M	$70M to $72M
Interest expense	$53M to $55M	$46M to $48M
Effective income tax rate	60.0% to 62.0%	61.0% to 63.0%

Adjusted earnings per diluted share(1)(2)	$3.30 to $3.45	$3.15 to $3.40

(1)	Refer to the basis of presentation for a discussion of non-GAAP financial measures.

(2)
These metrics do not include certain SG&A expenses related to previously disclosed government investigations and related litigation costs, any transitory costs incurred in 2015 related to the company’s decision to change pharmacy benefit managers as of January 1, 2016, and an expected gain on transaction and associated costs related to divestiture of Sterling.

Conference Call and Webcast

A discussion of WellCare’s second quarter 2015 results will be available via a conference call and live webcast today at 8.30 a.m. Eastern time.

The conference call will be webcast live from the company’s website and be accessible in the Investor Relations section at www.wellcare.com. A replay of the webcast will be available for 30 days and can be accessed approximately one hour following the conclusion of the conference call.

The conference call also can be accessed by pre-registering using the following link: http://dpregister.com/10068675. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now or at any time prior to the call and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial in (toll free):	1-888-317-6016
International participant dial in:	1-412-317-6016

A telephonic replay will be available until midnight ET on Wednesday, August 12, 2015. This replay may be accessed by dialing one of the numbers below and entering the replay access code of 10068675:

Domestic replay (toll free):	1-877-344-7529
International replay:	1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The Company served approximately 3.8 million members nationwide as of June 30, 2015. For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Basis of Presentation

In addition to results determined under GAAP, WellCare provides certain non-GAAP measurements that management believes are useful in assessing the Company’s performance. Following is a description of the calculation of important GAAP and non-GAAP measures used in this news release.

Premium revenue, as used in this press release and the basis of presentation below = GAAP total premium revenue – (Medicaid state premium taxes revenue + Medicaid state reimbursements of the ACA industry fee).

MBR (non-GAAP) = medical benefits expense / premium revenue. The Company’s Medicaid MBR guidance uses this non-GAAP definition of MBR.

MBR (GAAP) = medical benefits expense / GAAP total premium revenue.

Net income and certain other operating results are reported after adjustment for certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs, as well as Sterling divestiture-related costs. Management believes these items are not indicative of long-term business operations performance.

Adjusted SG&A expense (non-GAAP) = SG&A expense – (certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs, as well as Sterling divestiture-related costs).

The adjusted administrative expense ratio (non-GAAP) = adjusted SG&A expense / (total revenues – Medicaid state premium taxes revenue – Medicaid state ACA industry fee reimbursements revenue). The administrative expense ratio (GAAP) = SG&A expense / total revenues.

Please refer to the schedules in this news release that provide supplemental information that reconcile results determined under GAAP to non-GAAP results.

The schedules contained in this news release may contain totals that do not foot due to rounding.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the Company’s financial outlook contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to address operational challenges relating to new business, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors and WellCare’s ability to comply with the terms of the Corporate Integrity Agreement. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), included under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, and other filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

CONTACTS:
Investor:	Media:
Angie McCabe	Crystal Warwell Walker
Vice President, Investor Relations	Senior Director, External Communications
Tel: 813-206-6958	Tel: 813-206-2697
angie.mccabe@wellcare.com	crystal.walker@wellcare.com

WELLCARE HEALTH PLANS, INC.
SELECTED DATA FROM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Premium	$3,404.4	$3,087.7	$6,796.2	$6,021.8
Medicaid premium taxes	20.3	18.6	40.2	35.7
ACA industry fee reimbursement	53.8	33.2	108.2	57.2
Total premium	3,478.5	3,139.5	6,944.6	6,114.7
Investment and other income	4.0	12.4	7.8	22.9
Total revenues	3,482.5	3,151.9	6,952.4	6,137.6

Expenses:
Medical benefits	2,977.1	2,834.3	6,029.3	5,464.2
Selling, general and administrative	255.5	228.9	512.4	474.2
ACA industry fee	58.3	36.3	116.6	68.6
Medicaid premium taxes	20.3	18.6	40.2	35.7
Depreciation and amortization	18.1	15.0	34.9	29.6
Interest	12.5	9.3	23.9	18.5
Impairment and other charges	-	24.1	-	24.1
Total expenses	3,341.8	3,166.5	6,757.3	6,114.9
Income (loss) from operations	140.7	(14.6)	195.1	22.7
Bargain purchase gain	-	11.1	-	39.4
Income (loss) before income taxes	140.7	(3.5)	195.1	62.1
Income tax expense	89.0	4.0	125.9	25.5
Net income (loss)	$51.7	$(7.5)	$69.2	$36.6

Earnings (loss) per common share:
Basic	$1.17	$(0.17)	$1.57	$0.83
Diluted	$1.17	$(0.17)	$1.56	$0.83

Weighted average common shares outstanding:
Basic	44,054,778	43,867,449	44,018,377	43,834,748
Diluted	44,358,313	43,867,449	44,331,159	44,123,050

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in millions except share data)

	June 30, 2015	Dec. 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$1,339.5	$1,313.5
Investments	220.8	172.8
Premiums receivable, net	973.0	609.0
Pharmacy rebates receivable	315.1	358.9
Receivables from government partners	62.3	83.0
Funds receivable for the benefit of members	913.2	781.5
Deferred ACA industry fee	116.2	-
Prepaid expenses and other current assets, net	102.0	170.5
Deferred income tax asset	32.2	37.1
Total current assets	4,074.3	3,526.3

Property, equipment and capitalized software, net	220.9	187.1
Goodwill	263.2	263.2
Other intangible assets, net	95.4	101.0
Long-term investments	155.8	257.3
Restricted investments	198.9	150.3
Other assets	12.3	9.8
Total Assets	$5,020.8	$4,495.0

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$1,405.5	$1,483.8
Unearned premiums	7.8	86.9
ACA industry fee liability	232.8	-
Accounts payable	27.1	18.9
Other accrued expenses and liabilities	306.7	294.7
Current portion of amount payable related to investigation resolution	-	35.2
Income taxes payable	18.8	1.9
Other payables to government partners	44.1	14.3
Total current liabilities	2,042.8	1,935.7

Deferred income tax liability	76.7	48.4
Long-term debt	1,213.3	900.0
Other liabilities	18.9	15.0
Total liabilities	3,351.7	2,899.1

Commitments and contingencies	-	-

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	-	-
Common stock, $0.01 par value (100,000,000 authorized, 44,071,136 and 43,914,106 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively)	0.4	0.4
Paid-in capital	507.5	503.0
Retained earnings	1,162.3	1,093.1
Accumulated other comprehensive loss	(1.1)	(0.6)
Total Stockholders' Equity	1,669.1	1,595.9
Total Liabilities and Stockholders' Equity	$5,020.8	$4,495.0

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; dollars in millions)

	For the Six Months Ended June 30,
	2015	2014
Cash used in operating activities:
Net income	$69.2	$36.6
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	34.9	29.6
Stock-based compensation expense	8.7	6.2
Bargain purchase gain	-	(39.4)
Deferred ACA fee amortization	116.6	68.6
Asset impairment and other charges	-	24.1
Incremental tax benefit from stock-based compensation	(1.4)	(0.3)
Deferred taxes, net	33.6	(3.2)
Provision for doubtful receivables	7.2	7.8
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable	(371.2)	(395.5)
Pharmacy rebates receivable	43.8	(93.6)
Prepaid expenses and other current assets, net	69.3	(7.8)
Medical benefits payable	(71.4)	306.9
Unearned premiums	(79.1)	7.7
Accounts payable and other accrued expenses	26.7	(6.6)
Other payables to government partners	50.5	(131.9)
Amount payable related to investigation resolution	(35.2)	(35.7)
Income taxes receivable/payable, net	20.6	(20.5)
Other, net	2.5	0.4
Net cash used in operating activities	(74.7)	(246.6)

Cash (used in) provided by investing activities:
Acquisitions and acquisition-related settlements, net of cash acquired	(17.2)	137.2
Purchases of investments	(86.3)	(329.5)
Proceeds from sale and maturities of investments	90.3	266.0
Additions to property, equipment and capitalized software, net	(63.6)	(27.9)
Net cash (used in) provided by investing activities	(76.8)	45.8

Cash provided by (used in) financing activities:
Proceeds from issuance of debt, net of financing costs paid	308.9	-
Proceeds from exercises of stock options	0.3	0.2
Incremental tax benefit from stock-based compensation	1.4	0.3
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(5.9)	(2.4)
Payments on capital leases	(0.1)	(0.7)
Funds paid for the benefit of members, net	(127.1)	(164.9)
Net cash provided by (used in) financing activities	177.5	(167.5)

Increase (decrease) in cash and cash equivalents	26.0	(368.3)
Balance at beginning of period	1,313.5	1,482.5
Balance at end of period	$1,339.5	$1,114.2

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$69.9	$49.1
Cash paid for interest	$21.4	$17.8

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$11.2	$1.3

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
MEMBERSHIP INFORMATION
(Unaudited)

				Change From
				March 31, 2015		June 30, 2014
	June 30, 2015	March 31, 2015	June 30, 2014	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	773,000	761,000	681,000	12,000	1.6%	92,000	13.5%
Georgia	594,000	593,000	617,000	1,000	0.2%	(23,000)	(3.7)%
Kentucky	429,000	441,000	392,000	(12,000)	(2.7)%	37,000	9.4%
Illinois	180,000	153,000	132,000	27,000	17.6%	48,000	36.4%
New York	118,000	117,000	108,000	1,000	0.9%	10,000	9.3%
Missouri	112,000	106,000	97,000	6,000	5.7%	15,000	15.5%
Other states	188,000	180,000	134,000	8,000	4.4%	54,000	40.3%
Total Medicaid Health Plans Membership (1)	2,394,000	2,351,000	2,161,000	43,000	1.8%	233,000	10.8%

Medicaid Health Plans Membership by Program:
TANF	1,949,000	1,907,000	1,680,000	42,000	2.2%	269,000	16.0%
SSI, ABD, Duals and LTC	277,000	275,000	246,000	2,000	0.7%	31,000	12.6%
CHIP and other	168,000	169,000	235,000	(1,000)	(0.6)%	(67,000)	(28.5)%
Total Medicaid Health Plans Membership (1)	2,394,000	2,351,000	2,161,000	43,000	1.8%	233,000	10.8%

Medicare Health Plans:
Medicare Advantage by State:
Florida	107,000	106,000	85,000	1,000	0.9%	22,000	25.9%
New York	46,000	46,000	51,000	-	0.0%	(5,000)	(9.8)%
California	33,000	34,000	62,000	(1,000)	(2.9)%	(29,000)	(46.8)%
Georgia	34,000	32,000	29,000	2,000	6.3%	5,000	17.2%
Texas	33,000	31,000	27,000	2,000	6.5%	6,000	22.2%
Other states	96,000	93,000	95,000	3,000	3.2%	1,000	1.1%
Total Medicare Advantage Health Plans	349,000	342,000	349,000	7,000	2.0%	-	0.0%
Medicare Supplement Insurance	39,000	40,000	46,000	(1,000)	(2.5)%	(7,000)	(15.2)%
Total Medicare Health Plans (1)	388,000	382,000	395,000	6,000	1.6%	(7,000)	(1.8)%

Medicare Prescription Drug Plans	1,045,000	1,089,000	1,318,000	(44,000)	(4.0)%	(273,000)	(20.7)%

Total Membership	3,827,000	3,822,000	3,874,000	5,000	0.1%	(47,000)	(1.2)%

(1)
Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible and participate in both of the company's Medicaid and Medicare programs. This membership as of March 31 and June 30, 2015 was 44,000 and 47,000, respectively. This membership as of March 31, June 30, September 30 and December 31, 2014 was 28,000, 29,000, 31,000 and 32,000, respectively.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Medicaid Health Plans Segment:
Premium revenue by state, excluding Medicaid premium taxes and ACA industry fee reimbursements:
Kentucky	$635.0	$565.2	$1,261.3	$1,054.4
Florida	553.5	386.5	1,088.9	688.3
Georgia	376.8	391.3	764.4	749.4
Other states	611.5	469.7	1,191.1	918.3
Premium revenue excluding Medicaid premium taxes and ACA industry fee reimbursements	$2,176.8	$1,812.7	$4,305.7	$3,410.4
Medicaid premium taxes	20.3	18.6	40.2	35.7
ACA industry fee reimbursement	53.8	33.2	108.2	57.2
Premium revenue (GAAP)	2,250.9	1,864.5	4,454.1	3,503.3

Medical benefits expense	1,933.3	1,695.2	3,850.9	3,084.5

Medical benefits ratio:
Total premium revenues (GAAP)	85.9%	90.9%	86.5%	88.0%
Excluding Medicaid premium taxes and Medicaid ACA industry fee reimbursements (non-GAAP)	88.8%	93.5%	89.4%	90.4%

Medicare Health Plans Segment:
Premium revenue	$992.6	$977.9	$1,976.0	$1,941.3
Medical benefits expense	857.6	864.0	1,714.0	1,715.5
Medical benefits ratio	86.4%	88.3%	86.7%	88.4%

Prescription Drug Plans Segment:
Premium revenue	$235.0	$297.1	$514.5	$670.1
Medical benefits expense	186.2	275.1	464.4	664.2
Medical benefits ratio	79.2%	92.6%	90.3%	99.1%

Total Company:
Premium revenue excluding Medicaid premium taxes and ACA industry fee reimbursements	$3,404.4	$3,087.7	$6,796.2	$6,021.8
Medicaid premium taxes	20.3	18.6	40.2	35.7
ACA industry fee reimbursement	53.8	33.2	108.2	57.2
Premium revenue (GAAP)	3,478.5	3,139.5	6,944.6	6,114.7

Medical benefits expense	2,977.1	2,834.3	6,029.3	5,464.2

Medical benefits ratio:
Total premium revenues (GAAP)	85.6%	90.3%	86.8%	89.4%
Excluding Medicaid premium taxes and Medicaid ACA industry fee reimbursements (non-GAAP)	87.4%	91.8%	88.7%	90.7%

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION

Reconciliation of Administrative Expense Ratios
 (Unaudited; dollars in millions)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations. Following is certain financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Company premium revenue:
As determined under GAAP	$3,478.5	$3,139.5	$6,944.6	$6,114.7
Medicaid premium taxes	(20.3)	(18.6)	(40.2)	(35.7)
ACA industry fee reimbursement	(53.8)	(33.2)	(108.2)	(57.2)
Total premium revenue net of premium taxes and ACA industry fee reimbursement	$3,404.4	$3,087.7	$6,796.2	$6,021.8

SG&A Expense:
As determined under GAAP	$255.5	$228.9	$512.4	$474.2
Investigation and divestiture-related costs	(7.7)	(9.0)	(15.8)	(18.6)
Total SG&A net of investigation and divestiture-related costs	$247.8	$219.9	$496.6	$455.6

Administrative expense ratio:
As determined under GAAP	7.4%	7.3%	7.4%	7.8%
Effect of Medicaid premium taxes	0.0%	0.0%	0.0%	0.0%
Effect of ACA industry fee reimbursement	0.1%	0.1%	0.1%	0.0%
Selling, general and administrative expense adjustments (a)	(0.2)%	(0.3)%	(0.2)%	(0.3)%
Adjusted (Non-GAAP)	7.3%	7.1%	7.3%	7.5%

(a)	Results from expenses associated with government investigation and divestiture-related costs.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION

Reconciliation of Certain GAAP Financial Information
 (Unaudited; dollars in millions except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations. Following is certain financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Three Months Ended June 30, 2015			For the Three Months Ended June 30, 2014
	GAAP	Adjustments	Adjusted (Non-GAAP)	GAAP	Adjustments	Adjusted (Non-GAAP)
Selling, general, and administrative expense (a)	$255.5	$(7.7)	$247.8	$228.9	$(9.0)	$219.9
Income tax expense (b)	$89.0	$(0.1)	$88.9	$4.0	$4.6	$8.6
Net income (loss)	$51.7	$7.8	$59.5	$(7.5)	$4.4	$(3.1)

Earnings (loss) per share:
Basic	$1.17	$0.18	$1.35	$(0.17)	$0.10	$(0.07)
Diluted	$1.17	$0.17	$1.34	$(0.17)	$0.10	$(0.07)

	For the Six Months Ended June 30, 2015			For the Six Months Ended June 30, 2014
	GAAP	Adjustments	Adjusted (Non-GAAP)	GAAP	Adjustments	Adjusted (Non-GAAP)
Selling, general, and administrative expense (a)	$512.4	$(15.8)	$496.6	$474.2	$(18.6)	$455.6
Income tax expense (b)	$125.9	$3.8	$129.7	$25.5	$8.6	$34.1
Net income	$69.2	$12.0	$81.2	$36.6	$10.0	$46.6

Earnings per share:
Basic	$1.57	$0.27	$1.84	$0.83	$0.23	$1.06
Diluted	$1.56	$0.27	$1.83	$0.83	$0.23	$1.06

(a)
Expenses associated with the government investigation and divestiture-related costs amounted to $7.7 million and $9.0 million for the three months ended June 30, 2015 and 2014, respectively, and $15.8 million and $18.6 million for the six months ended June 30, 2015 and 2014, respectively.

(b)
These estimates are based on the effective income tax rates applicable to adjusted (non-GAAP) results. The amounts are based on the annual estimated effective income tax rate, and the company estimates that income tax expense would have increased or decreased as shown in the table above.